Exhibit 10.2

SETTLEMENT AGREEMENT AND GENERAL RELEASE
1.Intent. This is a Separation Agreement and General Release (“Agreement”) between Donald Massaro (“Employee”) and Rainmaker Systems, Inc. (“Company”) concerning Employee’s separation from employment based on the following terms.
2.Wages and Benefits. Company is ending Employee’s employment effective July 15, 2014, and the end of his employment shall be characterized for purposes of this Agreement as a termination without Cause as defined in the parties December 11, 2012 Executive Employment Agreement (“Employment Agreement”). Company will pay all wages due Employee for services through July 15, 2014 (“Termination Date”), including any accrued and unused vacation under Company policy. If eligible, Employee may purchase continued health benefits coverage under COBRA for Employee and his qualified dependents. Company will make no COBRA continuation arrangements for Employee. It is Employee’s sole responsibility to elect and pay for any COBRA coverage. To purchase COBRA coverage, Employee must take action in accordance with the COBRA election notice that will be mailed to Employee’s home address. This Agreement does not affect any vested benefits under Company’s retirement plan(s), which shall be determined and distributed in accordance with the terms of the applicable plan.
If Employee applies for unemployment benefits, Company will provide, upon request, information it believes to be true and accurate. Company will not actively challenge Employee’s application for unemployment benefits, but Company and Employee recognize that the decision to grant or deny unemployment benefits is not made or controlled by Company.
3.Severance Payment. As contemplated by the Employment Agreement, Company shall pay consideration to Employee in the gross amount of Two Hundred Twenty-One Thousand Two Hundred Fifty and 00/100 Dollars ($221,250.00), less applicable withholdings and deductions (the “Severance Payment”). The Severance Payment will be paid via direct deposit in accordance with Company’s normal payroll dates following the Termination Date beginning with the next regularly scheduled payroll date occurring not earlier than fifteen business days after the later of the Effective Date (defined below) or the receipt by Company of this Agreement signed by Employee (the “First Payment Date”), except that any payments that would otherwise have been made before the First Payment Date shall be made on the First Payment Date. As set forth in the Employment Agreement, Company is providing this Severance Payment as consideration and in exchange for Employee’s release of claims and the obligations stated in this Agreement.
Employee acknowledges and agrees that Company has not made any representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement. Employee agrees to be solely responsible for his portion of the federal, state, and/or local taxes, if any, which are required by law to be reported and paid by him with respect to the Severance Payment. Employee will indemnify and hold Company harmless against all claims, demands, deficiencies, levies, assessments, executions, judgments, or recoveries by any governmental entity against Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws.
4.General Release of Claims. In consideration of the payment set forth in Paragraph 3 and on behalf of Employee and Employee’s heirs, representatives, and assigns, Employee fully and forever releases Company and all of its subsidiaries, affiliates and related entities, its present and former owners, directors, officers, employees, attorneys and agents, successors, assigns, and all other representatives, individually and in their corporate capacities, from any claim relating to any matters that arise out of any omissions or acts that have occurred up to and including the date of signing of this Agreement, including but not limited to, the following:

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a.	Any claims for damages of any kind whatsoever, arising out of Employee’s employment with Company whether the claims are presently known or unknown.

b.
Any claims in federal, state, or local statutory or common law relating to Employee’s employment with Company and the termination thereof, including but not limited to claims under the Age Discrimination in Employment Act; California Government Code; the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the California Family Rights Act; and the Constitution of the State of California; the California Labor Code, including as it applies to the payment of wages, salary, compensation, or penalties; as well as all applicable wage and hour statutes, regulations, and ordinances, including any applicable California Industrial Welfare Commission Wage Order; the Federal Fair Labor Standards Act, including the Equal Pay Act; claims for wrongful termination; claims for any form of discrimination or retaliation; any and all claims for attorneys’ fees and/or costs; any and all claims for equitable relief, restitution and other monetary relief and damages; and any other legal limitation on the employment relationship, except that this Agreement does not release any claims that may not be released under applicable law.

c.
To the extent permitted by law, Employee also promises never directly or indirectly to bring or participate in an action against any released party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

d.
This Agreement excludes any claim or right Employee cannot waive as a matter of law, including but not limited to claims under the California Workers’ Compensation Act; claims to vested benefits under Company’s benefit plans, if any; claims against Company for breach of this Agreement; and claims that arise after the date Employee signs this Agreement.

Employee represents that Employee has not filed any complaints, charges, or lawsuits against Company, or any of them, with any governmental agency or any court, and agrees that Employee will not initiate or encourage any such actions, and will not assist any such actions other than as required by law; provided, however, nothing in this Agreement prevents Employee from filing a charge or complaint with, or from participating, in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws. By signing this Agreement, however, Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint.
Employee acknowledges that Employee has received all compensation due Employee as a result of services performed for Company. Employee therefore acknowledges that Employee has received satisfaction from and has reached an accord with Company, and Employee grants the release herein on that basis.
5.Release of Unknown Claims. Employee waives (i) all rights that Employee may have based on any unknown and undiscovered facts, and (ii) all rights that are provided under California Civil Code Section 1542 which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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6.Consultation With Counsel. The parties acknowledge and represent that they have consulted with legal counsel or had an opportunity to do so before effecting this settlement and executing this Agreement and that they understand its meaning, including the effect of Section 1542 of the California Civil Code, and expressly consent that this Agreement shall be given full force and effect according to each of its express terms and provisions, including those relating to the release of unknown and unsuspected claims, demands, and causes of action.
7.Period to Consider Terms of Agreement. Employee acknowledges receipt of this Agreement on July 3, 2014 and knows that Employee is entitled to have twenty-one (21) days to consider whether to sign it (“Consideration Period”), up to July 24, 2014. The proposed terms of this Agreement shall not be amended, modified, or revoked by Company during the Consideration Period. Employee understands that Employee may sign this Agreement or reject it at any time during the Consideration Period. If Employee signs this Agreement before the Consideration Period has ended, Employee has voluntarily waived any remaining Consideration Period. The Consideration Period allows Employee time to consider whether to execute this Agreement and to seek the advice of legal counsel or other advisors to be able to make an informed decision. Employee further acknowledges that Employee has been advised that Employee has the right to consult an attorney regarding this Agreement before executing it. Employee acknowledges Employee has had ample opportunity to consult with an attorney of Employee’s choice regarding this Agreement.
8.Revocation of Agreement. Within seven (7) days of signing this Agreement, Employee may revoke it. This Agreement will not become effective and enforceable and Employee will not receive the Severance Payment unless and until the seven-day revocation period passes without such a written revocation. If Employee decides to revoke this Agreement, the revocation must be made in writing and delivered to Kathy Cimino, within the seven-day period.
9.Effective Date. This Agreement becomes effective and binding 7 days after Employee signs and returns the Agreement and has not revoked it (“Effective Date”).
10.No Admissions. No action taken by the parties hereto, either previously or in connection with the compromise and settlement reflected in this Agreement, shall be deemed or construed to be an admission of the truth or falsity of any matter pertaining to any claim, demand, or cause of action referred to herein or relating to the subject matter of this Agreement, or any acknowledgment by them, or any of them, of any fault or liability to any party hereto or to any other person in connection with any matter or thing.
11.Promise to Maintain Confidentiality of Company’s Confidential Information. Employee acknowledges that, in the course of Employee’s employment with Company, Employee has received confidential information concerning Company’s products, procedures, customers, sales, prices, technologies, contracts, employees, and other confidential business information. Employee further acknowledges that such information constitutes Company’s confidential information and that Employee has an obligation to keep such confidential information private, which obligation survives and continues beyond termination of employment. Employee hereby affirms such obligation. If Employee has signed a written confidentiality agreement, Employee acknowledges that the obligations thereunder to maintain confidentiality of Company’s confidential information shall survive, and are not altered by the terms of this Agreement.
Employee agrees that a violation by Employee of the foregoing obligation will constitute a material breach of this Agreement and any written confidentiality agreement he has signed.

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12.Return of Company Property. Employee agrees to return to Company, upon termination of his employment, all property belonging to Company, including but not limited to any and all keys, files, documents, copies of documents, equipment, software, and hardware Employee obtained during his employment.
13.Confidentiality. Employee agrees to keep confidential the terms of this Agreement (including but not limited to the amount of the Severance Payment). Employee shall not disclose any information concerning this Agreement or its terms to anyone other than Employee’s immediate family, legal counsel, financial advisors, or when required by law to do so. Each recipient of the information shall be directed to respect this confidentiality provision. A disclosure of the settlement by any authorized recipient that is not compelled by law may be considered a breach by Employee.
14.No Defamation. Employee agrees to refrain from any defamation, libel, or slander of Company and its officers, directors, employees, agents and customers, and agrees to refrain from any tortious interference with the contracts and relationships of Company and its employees and customers.
15.Attorneys' Fees and Costs. The parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement. In the event any litigation or other proceeding is brought for the interpretation or enforcement of this Agreement, or because of an alleged dispute, default, misrepresentation, or breach in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses actually incurred in connection therewith, in addition to any other relief to which he or it may be entitled.
16.Severability. If any provision in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the rest of this Agreement shall continue in effect to the fullest extent possible. A court of competent jurisdiction shall have the power to modify any unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed.
17.California Law & Venue. This Agreement and its terms and conditions shall be governed by and construed solely in accordance with the laws of the State of California.
18.Entire Agreement. This is the entire agreement between Employee and Company concerning Employee’s separation from employment. Nothing in this Agreement supersedes Employee’s and Company’s continuing obligations under this Agreement or a written confidentiality agreement as referenced in Paragraph 11 of this Agreement or Employee’s and Company’s continuing obligations under the December 11, 2012 Executive Employment Agreement.
19.Amendment. This Agreement may not be modified or amended except in writing signed by Employee and an authorized representative of Company.
20.Counterparts. This Agreement may be executed in two partially executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument.
21.Knowing and Voluntary Agreement. Employee represents that Employee has read this Agreement, and understands its terms and the fact that it releases any claim Employee has or may have against Company. Employee acknowledges he has not relied on any statement or promise that is not written in this Agreement. Employee has been informed he has the right to consult with an attorney and has either done so or independently decided to proceed without an attorney, and enters into this Agreement voluntarily

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and without duress or coercion from any source. Employee is fully aware of the legal and binding effect and consequences of this Agreement.

Employee	Rainmaker Systems, Inc.
Signature	Signature of Company Representative
Donald Massaro	C. Finnegan Faldi, Chair of the Compensation Committee of the Board of Directors
Date	Date

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